Exhibit 99.1

Investor Relations Contact:
Don Duffy
203.682.8200
Kona Grill Reports Third Quarter 2005 Results
Updates Full Year 2005 Guidance
SCOTTSDALE—(BUSINESS WIRE)—November 3, 2005—Kona Grill, Inc. (Nasdaq: KONA), an American Grill and sushi bar, today reported results for its third quarter ended September 30, 2005.
Highlights for the third quarter of 2005 include:
•	Competed initial public offering and over-allotment at $11.00 per share

•	Opened two restaurants, bringing total to nine

•	Revenue increased 44.0% to $9.5 million

•	Same-store sales increased 3.4%

•	Restaurant operating profit increased 64.3% to $2.1 million

•	Net loss of ($0.3) million
Highlights for the first three quarters of 2005 include:
•	Revenue increased 51.4% to $26.4 million

•	Same-store sales increased 4.6%

•	Restaurant operating profit increased 64.4% to $5.9 million

•	Net loss of ($0.4) million
During August 2005, Kona Grill completed its initial public offering of 2,500,000 shares of its common stock at $11.00 per share. The Company’s underwriters, Oppenheimer & Co. Inc. and Feltl and Company, also exercised their over-allotment option to purchase an additional 375,000 shares of common stock. Including the over-allotment shares, Kona Grill issued and sold a total of 2,875,000 shares, for net proceeds after offering costs of $28.1 million.
“Our successful IPO has enabled us to accelerate new restaurant development and further establish our highly portable brand in attractive markets throughout the country. We believe we can continue building a loyal following for our concept and are well positioned within the casual dining sector,” said C. Donald Dempsey, Chief Executive Officer and President of Kona Grill.
“We are pleased with the continued progress we achieved in the third quarter, including the opening of two Texas restaurants in Sugarland and San Antonio, and look forward to continued success as we execute on our growth plan in 2006 and beyond,” he concluded.

Third Quarter Financial Results
Revenue increased 44.0% to $9.5 million during the third quarter of 2005 from $6.6 million in the same period last year, primarily as a result of a $2.7 million increase associated with the opening of five new restaurants since July 2004, and a 3.4% increase in same store sales. Average weekly sales for restaurants in the comparable base were $110,600 during the third quarter of 2005, compared to $107,000 in the prior year period. Average weekly sales for restaurants not in the comparable base that were open the entire third quarter of 2005 were $81,700.
Restaurant operating profit was $2.1 million compared to $1.3 million in the same period last year. As a percentage of revenue, restaurant operating profit increased 280 basis points to 22.2% from 19.4%.
Preopening expense was $0.5 million compared to $0.1 million in the same period last year. As a percentage of revenue, preopening expense increased 370 basis points to 4.9% from 1.2%, the result of one additional restaurant opening in 2005, as well as a difference in the timing of the restaurant openings during the comparable restaurant quarters.
General and administrative expense was $1.0 million compared to $0.5 million in the prior year period. As a percentage of revenue, general and administrative expenses increased 270 basis points to 10.8% from 8.1%. The increase was primarily attributable to the addition of executive management and corporate personnel as well as infrastructure to support the Company’s growth strategy and public reporting compliance.
Net interest expense increased to $0.3 million during the third quarter of 2005 from $0.1 million during the third quarter of 2004. The increase was primarily the result of the Company recording a one-time, non-cash charge to interest expense of $0.3 million upon conversion of its convertible subordinated promissory note.
Net loss for the third quarter of 2005 was ($0.3) million, or ($0.09) per diluted share, versus net income of $0.2 million, or $0.10 per diluted share last year.
First Nine Months Financial Results
Revenue increased 51.4% to $26.4 million during the first nine months of 2005 from $17.4 million in the same period last year. Same store sales increased 4.6%.
Net loss for the nine months ended September 30, 2005 was ($0.4) million, or ($0.20) per diluted share, based upon 2,165,000 shares. This compares to net income of $1.0 million, or $0.66 per basic share (1,460,000 basic shares), and $0.37 per diluted share (2,807,000 diluted shares), in the prior year period.

Financial Guidance
The Company also updated its financial guidance for fiscal 2005 and fiscal 2006. For the fourth quarter of 2005, the Company expects revenue of $9.6 million to $10.6 million and a net loss per share of ($0.00) to ($0.05).
For fiscal year 2005, the Company increased expected revenue to $36 million to $37 million from $35 million to $37 million and a net loss per share of ($0.13)-($0.23).
For fiscal year 2006, the Company expects revenue of $53 million to $55 million and a net loss per share of ($0.26)-($0.35). Included in fiscal year 2006 guidance is an additional $0.5 million in non-cash charges for preopening expenses related to the five new restaurants the Company anticipates opening next year. The additional non-cash preopening expense expected in 2006 is the result of adopting FASB Staff Position 13-1 related to accounting for rent expense during the construction period. The Company anticipates being profitable in fiscal year 2007.
Conference Call
The Company will host a conference call to discuss third quarter 2005 financial results today at 4:30 PM ET. Hosting the call will be Don Dempsey, Chief Executive Officer, Jason Merritt, Chief Operating Officer and Mark Robinow, Chief Financial Officer.
The call will be webcast live from the Company’s website at www.konagrill.com under the investor relations section. Listeners may also access the call by dialing 1-800-819-9193 or 1-913-981-4911. A replay of the call will be available until Thursday, November 10, 2005, by dialing 1- 888-203-1112 or 1-719-457-0820, the password is 9747591.
About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Kansas City, MO; Las Vegas, NV; Denver, CO; Omaha, NE; Carmel, IN; Sugarland (Houston), TX; and San Antonio, TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.
Forward-Looking Statements
The financial guidance we provide for our fourth quarter results, fiscal year 2005, and fiscal year 2006, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include various risk factors set forth in our Registration Statement on Form S-1 (Reg. No. 333-125506) as filed with and declared effective by the Securities and Exchange Commission, as well as various risk factors set forth from time to time in our reports filed with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets	$28,975	$4,887
Other assets	470	485
Property and equipment, net	22,056	17,041

Total assets	$51,501	$22,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$3,722	$5,148
Long-term obligations	10,758	11,134
Stockholders’ equity	37,021	6,131

Total liabilities and stockholders’ equity	$51,501	$22,413

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Restaurant sales	$9,455	$6,566	$26,385	$17,428
Costs and expenses:
Cost of sales	2,699	1,949	7,588	5,136
Labor	2,873	2,009	7,940	5,194
Occupancy	600	464	1,773	1,238
Restaurant operating expenses	1,195	873	3,202	2,283
General and administrative	1,019	530	3,410	1,280
Preopening expenses	462	79	569	206
Depreciation and amortization	602	332	1,651	868

Total costs and expenses	9,450	6,236	26,133	16,205

Income from operations	5	330	252	1,223
Interest expense, net	305	119	663	213

Income (loss) from operations before income taxes	(300)	211	(411)	1,010
Provision for income taxes	6	20	24	40

Net (loss) income	$(306)	$191	$(435)	$970

Net (loss) income per share:
Basic	$(0.09)	$0.13	$(0.20)	$0.66

Diluted	$(0.09)	$0.10	$(0.20)	$0.37

Weighted average shares used in computation:
Basic	3,570	1,460	2,165	1,460

Diluted	3,570	2,794	2,165	2,807

Reconciliation of Restaurant Operating Profit to Income from Operations
The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy and restaurant operating expenses. It does not include general and administrative expenses, depeciation and preopening expenses. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company’s calculation of restaurant operating profit and a reconciliation to income from operations, the most comparable GAAP measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Restaurant sales	$9,455	$6,566	$26,385	$17,428
Costs and expenses:
Cost of sales	2,699	1,949	7,588	5,136
Labor	2,873	2,009	7,940	5,194
Occupancy	600	464	1,773	1,238
Restaurant operating expenses	1,195	873	3,202	2,283

Restaurant operating profit	2,088	1,271	5,882	3,577

Deduct — other costs and expenses:
General and administrative	1,019	530	3,410	1,280
Preopening expenses	462	79	569	206
Depreciation and amortization	602	332	1,651	868

Income from operations	$5	$330	$252	$1,223

	Percentage of Restaurant Sales
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Restaurant sales	100%	100%	100%	100%
Costs and expenses:
Cost of sales	28.5%	29.7%	28.8%	29.5%
Labor	30.4%	30.6%	30.1%	29.8%
Occupancy	6.3%	7.0%	6.7%	7.1%
Restaurant operating expenses	12.6%	13.3%	12.1%	13.1%

Restaurant operating profit	22.2%	19.4%	22.3%	20.5%

Deduct — other costs and expenses:
General and administrative	10.8%	8.1%	12.9%	7.3%
Preopening expenses	4.9%	1.2%	2.1%	1.2%
Depreciation and amortization	6.4%	5.1%	6.3%	5.0%

Income from operations	0.1%	5.0%	1.0%	7.0%

Certain percentage amounts may not sum to total due to rounding.